SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                (Amendment No. 1)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                               Homestore.com, Inc.
        ---------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
        ---------------------------------------------------------------
                         (Title of Class of Securities)



                                   437852 10 6
        ---------------------------------------------------------------
                                 (CUSIP Number)

                                November 1, 2001
        ---------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ] Rule 13d-1(b)
         [X ] Rule 13d-1(c)
         [  ] Rule 13d-1(d)



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------------------------------                     -----------------------------
CUSIP No. 437852 10 6
                                      13G                     Page 2 of 5
------------------------------                     -----------------------------






---------- ---------------------------------------------------------------------
           NAMES OF REPORTING PERSONS     AOL Time Warner Inc.
1.
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 13-4099534
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
2.                                                                       (b) |_|
---------- ---------------------------------------------------------------------
           SEC USE ONLY
3.
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION               Delaware
4.
---------- ---------------------------------------------------------------------
                               -------- ----------------------------------------
                                        SOLE VOTING POWER
          NUMBER OF            5.
                                        0
           SHARES
                               -------- ----------------------------------------
                               -------- ----------------------------------------
        BENEFICIALLY                    SHARED VOTING POWER
                               6.
          OWNED BY                      4,635,549
                               -------- ----------------------------------------
                               -------- ----------------------------------------
            EACH                        SOLE DISPOSITIVE POWER
                               7.
          REPORTING                     0
                               -------- ----------------------------------------
                               -------- ----------------------------------------
           PERSON                       SHARED DISPOSITIVE POWER
                               8.
            WITH                        4,635,549
                               -------- ----------------------------------------
---------- ---------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.         4,635,549
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.        CERTAIN SHARES*                                                  |_|
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
           3.9%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
12.
           HC
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 437852 10 6
                                      13G                     Page 3 of 5
------------------------------                     -----------------------------

Item 1(a).        Name of Issuer:

                  Homestore.com, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  225 West Hillcrest Drive
                  Suite 100
                  Thousand Oaks, CA 91360

Item 2(a).        Name of Person Filing:

                  AOL Time Warner Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  75 Rockefeller Plaza
                  New York, NY 10019

Item 2(c).        Citizenship:

                  AOL Time Warner Inc. is organized and exists under the laws of the State of Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  437852 10 6

Item 3. If this statement if filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

   (a)  [  ] Broker or dealer registered under Section 15 of the Exchange Act.
   (b)  [  ] Bank as defined in Section 3 (a) (6) of the Exchange Act.
   (c)  [  ] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.
   (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
   (e)  [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
   (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
   (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement if filed pursuant to Rule 13d-1(c), check this box.  [X]


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------------------------------                     -----------------------------
CUSIP No. 437852 10 6
                                      13G                     Page 4 of 5
------------------------------                     -----------------------------

Item 4.    Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:4,635,549*
                                      ------------------------------------
      (b)   Percent of class:      3.9%
                             ---------------------------------------------
      (c)   Number of shares as to which such person has:
      (i)   Sole power to vote or to direct the vote        0
                                                    ------------------
      (ii)  Shared power to vote or to direct the vote      4,635,549
                                                      --------------------
      (iii) Sole power to dispose or to direct the disposition of    0
                                                                 ---------
      (iv)  Shared power to dispose or to direct the disposition of  4,635,549
                                                                   -------------
     Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).
-----------
*The Reporting Persons beneficially own 4,635,549 shares of Common Stock of the Issuer, representing 4,615,388 shares of Common Stock and 20,161 shares issuable upon the exercise of currently exercisable warrants, or warrants exercisable within 60 days.

Item 5.   Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         Instruction.  Dissolution of a group requires a response to this item.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

         Except as otherwise disclosed in periodic public filings with the Securities and Exchange Commission, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     America Online, Inc. (a wholly owned subsidiary of AOL Time Warner Inc.)
     - CO- 4,635,549 shares.

Item 8.   Identification and Classification of Members of the Group.

         N/A

Item 9.   Notice of Dissolution of Group.

         N/A


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CUSIP No. 437852 10 6
                                      13G                     Page 5 of 5
------------------------------                     -----------------------------

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2002

                                           AOL Time Warner Inc.

                                            /s/ Wayne H. Pace
                                           ---------------------------------
                                                     (Signature)


                                           Wayne H. Pace, Executive Vice
                                           President and Chief Financial Officer
                                           -------------------------------------
                                                      (Name/Title)